Exhibit 99.1

Contacts:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363 or Christi.Waarich@infi.com

INFINITY PROVIDES COMPANY UPDATE AND REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

– DYNAMOTM and DUOTM Studies On-Track to Complete Enrollment in 2H15 –

– Infinity Receives FDA Fast Track Designation for Duvelisib for Chronic Lymphocytic Leukemia –

– Further Expansion of Duvelisib Development Program Expected in 2015 –

Cambridge, Mass. – August 6, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its second quarter 2015 financial results and ongoing progress with duvelisib an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. Infinity also announced today that the U.S. Food and Drug Administration (FDA) granted Fast Track designation for the investigation of duvelisib for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy. The FDA established the Fast Track designation process to facilitate the development and expedite the review of investigational medicines intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Infinity is conducting registration-focused trials evaluating the safety and efficacy of duvelisib, including DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma (iNHL), and DUOTM, a Phase 3 study in patients with CLL.

“The quarter was marked by continued clinical development progress for duvelisib, particularly with DYNAMO and DUO. The first completion of enrollment in either DYNAMO or DUO, both of which we expect to occur in the second half of this year, will trigger a $130 million milestone payment from AbbVie, our global development and commercialization partner for duvelisib in oncology,” stated Adelene Perkins, Infinity’s chair, president and chief executive officer. “We are also pleased to have recently received Fast Track designation for the investigation of duvelisib for the treatment of chronic lymphocytic leukemia, which supports our belief in the potential of duvelisib to help fill an important medical need. We look forward to leveraging the opportunities that Fast Track designation allows in order to maximize the possibility of an accelerated path to approval.”

Duvelisib is the only investigational PI3K-delta,gamma inhibitor in Phase 3 clinical development and has the potential to be a first-in-class treatment for certain types of hematologic malignancies, or blood cancers. In addition to the DYNAMO and DUO studies, Infinity is continuing to enroll patients in CONTEMPO, a Phase 1b/2 study in treatment-naïve patients with follicular lymphoma, and SYNCHRONY, a Phase 1b study in CLL patients whose disease is refractory to or has relapsed while receiving a BTK inhibitor. Infinity also expects that the first clinical study of duvelisib in combination with venetoclax, AbbVie’s first-in-class investigational B-cell lymphoma-2 (BCL-2) selective inhibitor, will begin this year.

At the 2015 Annual Meeting of the American Society of Clinical Oncology (ASCO), preclinical data were presented showing in vitro synergy between duvelisib and venetoclax, and the combination of duvelisib plus venetoclax showed greater inhibition of lymphoma tumor growth compared to each of these agents alone. These preclinical data provide support for the first clinical study combining duvelisib and venetoclax in patients with hematologic malignancies.

Second Quarter 2015 Financial Results

•	At June 30, 2015, Infinity had total cash, cash equivalents and available-for-sale securities of $199.5 million, compared to $233.6 million at March 31, 2015.

•	Revenue during the second quarter of 2015 was $4.9 million for research and development (R&D) services associated with the strategic collaboration with AbbVie for duvelisib in oncology. Infinity did not record any revenue in the second quarter of 2014.

•	R&D expense for the second quarter of 2015 was $34.1 million, compared to $28.2 million for the second quarter of 2014. The increase in R&D expense was primarily due to higher contingent cash compensation and expenses related to early discovery programs.

•	General and administrative (G&A) expense was $9.4 million for the second quarter of 2015, compared to $7.1 million for the same period in 2014. The increase in G&A expense was primarily related to higher contingent cash compensation.

•	Net loss for the second quarter of 2015 was $38.4 million, or a basic and diluted loss per common share of $0.78, compared to $38.0 million, or a basic and diluted loss per common share of $0.78, for the same period in 2014.

Conference Call Information

Infinity will host a conference call today at 8:30 a.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 72290673. An archived version of the webcast will be available on Infinity’s website for 30 days.

Infinity R&D Day, October 6, 2015

Infinity will host an R&D Day in New York City on Tuesday, October 6, 2015, from 7:30 a.m. to 12:00 p.m. ET. The event will be webcast beginning at 8:00 a.m. ET and can be accessed in the Investors/Media section of Infinity’s website, www.infi.com. A replay of the event will also be available.

About Duvelisib

Duvelisib is an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins with predominantly non-overlapping roles known to support the growth and survival of malignant B-cells.[i] Preclinical data suggest that PI3K-delta signaling can lead to the proliferation of malignant B-cells, and both PI3K-gamma and PI3K-delta play a role in the formation and maintenance of the supportive tumor microenvironment.[ii] Duvelisib is the only investigational PI3K-delta,gamma inhibitor in Phase 3 clinical development and has the potential to be a first-in-class treatment for certain types of hematologic malignancies, or blood cancers. AbbVie and Infinity Pharmaceuticals, Inc. are jointly developing duvelisib in oncology.

Duvelisib is being evaluated in registration-focused studies, including DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma, DYNAMO+R, a Phase 3 study in patients with previously treated follicular lymphoma, and DUOTM, a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia. Duvelisib is an investigational compound and its safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: completing patient enrollment in DYNAMO and DUO in the second half of 2015; the potential benefits of Fast Track designation; seeking regulatory approval for duvelisib; the therapeutic potential of PI3K inhibition and duvelisib, including in combination with venetoclax; plans to initiate additional studies of duvelisib in 2015; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 6, 2015, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2015	December 31, 2014
Cash, cash equivalents and available-for-sale securities	$199,475	$333,245
Loan commitment asset, net	—	647
Other current assets	8,992	11,195
Property and equipment, net	27,392	18,970
Other long-term assets	5,019	5,087

Total assets	$240,878	$369,144

Current liabilities	$58,231	$54,877
Deferred revenue, less current portion	70,171	85,510
Financing obligation	19,802	—
Construction liability	—	15,456
Other long-term liabilities	5,413	3,829
Total stockholders’ equity	87,261	209,472

Total liabilities and stockholders’ equity	$240,878	$369,144

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Collaboration revenue	$4,880	$—	$9,244	$—

Operating expenses:
Research and development	34,062	28,165	122,490	62,656
General and administrative	9,410	7,057	17,960	13,861

Total operating expenses	43,472	35,222	140,450	76,517

Loss from operations	(38,592)	(35,222)	(131,206)	(76,517)
Other income (expense):
Interest expense	(99)	(2,938)	(747)	(4,077)
Investment and other income	263	136	223	304

Total other income (expense)	164	(2,802)	(524)	(3,773)

Net loss	$(38,428)	$(38,024)	$(131,730)	$(80,290)

Basic and diluted loss per common share	$(0.78)	$(0.78)	$(2.69)	$(1.66)

Basic and diluted weighted average number of common shares outstanding	49,076,031	48,543,853	49,008,085	48,446,849

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[i]	Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-d and PI3K-g inhibition by IPI_145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.
[ii]	Peluso M., Faia K.L., Winkler D.G. et al. Duvelisib (IPI-145) Inhibits Malignant B-cell Proliferation and Disrupts Signaling from the Tumor Microenvironment through Mechanisms That Are Dependent on PI3K-d and PI3K-g. Blood (ASH Annual Meeting Abstracts) 2014: Abstract 328.